Exhibit 3.1.3
FIRST CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IDLEAIRE TECHNOLOGIES CORPORATION
     IDLEAIRE TECHNOLOGIES CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:
     FIRST: That the Board of Directors of the Corporation, pursuant to a unanimous written consent in lieu of a meeting of the Board of Directors, adopted a resolution amending the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendments is as follows:
RESOLVED, that, pursuant to DGCL §§242(b)(1), the Board of Directors hereby approves the Certificate of Amendment to increase the number of shares of preferred stock which the Corporation shall have authority to issue to seventy-eight million (78,000,000) preferred shares, par value of $.001 per share, and the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by changing the Article thereof numbered 4.1 so that, as amended, said Article 4.1 shall be and read as follows:
“Authorized Shares
The total number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred eighty-eight million (188,000,000), of which one hundred ten million (110,000,000) shares shall be common stock, all of one class, having a par value of One-Tenth of One Cent ($.001) per share (“Common Stock”) and seventy-eight million (78,000,000) shares shall be preferred stock having a par value of One-Tenth of One Cent ($.001) per share (“Preferred Stock”).”
     SECOND: That thereafter, pursuant to a resolution of its Board of Directors, the stockholders of the Corporation, pursuant to a written consent in lieu of a special meeting of the stockholders of the Corporation, approved the amendments by consent of the majority of the holders of stock eligible to vote on the amendment.
     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
(Signature appears on following page.)

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by James H. Price, Esq., Senior Vice President and General Counsel of the Company, this 11th day of November, 2003.

IDLEAIRE TECHNOLOGIES CORPORATION, a Delaware corporation

By:	/s/ James H. Price

James H. Price, Esq., Senior Vice President and General Counsel

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